EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on S-8 (No. 333-160363) of Pacific Office Properties Trust, Inc. of our report dated March 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the retrospective adoption of ASC 810 "Consolidation" and ASC 480-10-S99 "Distinguishing Liabilities from Equity", as to which the date is November 23, 2009, relating to the consolidated financial statements of Pacific Office Properties Trust, Inc. at December 31, 2008 and for the period from March 20, 2008 to December 31, 2008 and consolidated statements of operations, of equity (members' deficit) and of cash flows of Waterfront Partners OP, LLC for the period from January 1, 2008 through March 19, 2008, which appear in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Los Angeles, California

March 22, 2010